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                               EXHIBIT 23-2

                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Form S-3 (File Nos. 33-40824, 33-69420, 33-61784 and 33-57895), Form S-4
(File No. 33-61992 and 33-61047) and in the Registration Statements on Form S-8 (File Nos. 33-67430, 33-67432, 33-67324,
33-51331, 33-51885, 33-52025, 33-54511, 33-54519, 33-59579 and
33-61855) of Frontier Corporation of our report dated January 20, 1995 on the consolidated financial statements of ALC Communications Corporation and subsidiary which is included in the Form 10-K of ALC Communications Corporation filed with the Securities and Exchange Commission on March 24, 1995, which Form 10-K is incorporated by reference in the Current Report on Form 8-K of Frontier Corporation dated August 18, 1995.


/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Detroit, Michigan
August 18, 1995